NEWS

FOREST OIL CORPORATION 707 17TH STREET, SUITE 3600 DENVER, COLORADO 80202	FOR FURTHER INFORMATION CONTACT: LARRY C. BUSNARDO DIRECTOR - INVESTOR RELATIONS 303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES AGREEMENT TO SELL EAST TEXAS
NATURAL GAS GATHERING ASSETS

DENVER, COLORADO – August 15, 2012 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it has entered into an agreement to sell the majority of its East Texas natural gas gathering assets to a subsidiary of Tristate Midstream II, LLC for proceeds of $34 million. Forest can also earn up to $9 million of additional performance payments contingent on future activity. In conjunction with the sale, Forest has entered into a ten-year natural gas gathering agreement with the buyer under which Forest will commit its production from its existing and future operated wells located within five miles of the current configuration of the gathering system. The transaction is expected to close on October 31, 2012 and is subject to customary closing conditions and purchase price adjustments.

Forest intends to use the net proceeds from the sale to repay a portion of the outstanding borrowings under its bank credit facilities.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.
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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

Tristate Midstream II, LLC is engaged in providing midstream services in East Texas, North Louisiana, and Arkansas as a portfolio company of Energy Spectrum Partners VI LP. For more information about Tristate, please visit its website at www.tsmidstream.com

August 15, 2012